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                                                                   EXHIBIT 11.01


                        OAK TECHNOLOGY, INC. AND SUBSIDIARIES

                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                                            June 30,
                                                            ---------------------------------------
                                                               1997           1996           1995
                                                            ---------      ---------      ---------
Statement of Operations data:
    Net income . . . . . . . . . . . . . . . . . . . .      $  23,719      $  37,133      $  21,222
                                                            ---------      ---------      ---------
                                                            ---------      ---------      ---------
Weighted average number of common and
    dilutive common equivalent shares
    used in computations:
         Common stock. . . . . . . . . . . . . . . . .         40,751         39,262         17,390
         Preferred stock . . . . . . . . . . . . . . .              -              -          8,028
         Stock options and other
              common stock equivalents . . . . . . . .          2,006          3,352          4,136
                                                            ---------      ---------      ---------
                   Subtotal                                    42,757         42,614         29,554
         Preferred stock granted subject to
              Staff Accounting Bulletin No. 83 . . . .              -              -          1,058
         Stock options and other common stock
              equivalents granted subject to Staff
              Accounting Bulletin No. 83 . . . . . . .              -              -            862
Shares used in computing net income per share (1). . .         42,757         42,614         31,474
                                                            ---------      ---------      ---------
Net income per share (2) . . . . . . . . . . . . . . .      $    0.55      $    0.87      $    0.67
                                                            ---------      ---------      ---------
                                                            ---------      ---------      ---------

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(1) Shares used in computing net income per share for prior periods have been restated to reflect the impact of a two for one stock split approved by the Company's Board of Directors in January 1996.

(2) The difference between primary and fully diluted net income per share is not material.